Exhibit 99.1

CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES DISCUSSIONS WITH THE FDA

Elyria, Ohio, December 8, 2011 - Invacare Corporation (NYSE: IVC) today announced that the U.S. Food and Drug Administration (FDA) has requested that the Company negotiate and agree to a consent decree of injunction relating to previously disclosed inspectional observations at the Company’s corporate facility and its wheelchair manufacturing facility in Elyria, Ohio. The FDA has proposed a consent decree that would require suspension of certain operations at the facilities until they are determined by the FDA to be in compliance. Invacare has confirmed that it intends to enter into discussions with the FDA regarding the terms of the consent decree.

As the industry leader in the manufacture and distribution of innovative home and long-term care medical products, Invacare is committed to full compliance with FDA regulations, and it intends to work cooperatively with the FDA to resolve the agency’s concerns. Over the past year, the Company has made systemic improvements in its FDA compliance processes. The Company also has added internal resources and engaged outside experts with proven medical device regulatory experience in order to accelerate these improvements.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2011 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare’s website at www.invacare.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding the potential FDA enforcement action, including that an action will likely result in a consent decree of injunction, and that certain operations at the Company’s Taylor Street and corporate headquarters facilities will be suspended. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the risk that Invacare may not be able to reach agreement with the FDA on the terms of a consent decree and that the terms of such a consent decree may differ from Invacare’s current expectations, as well as the risks and uncertainties described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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